Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report on Form 10-K. The discussion and analysis is derived from the consolidated operating results and activities of First Potomac Realty Trust.

Overview

The Company strategically focuses on acquiring and redeveloping properties that it believes can benefit from its intensive property management and seeks to reposition these properties to increase their profitability and value. The Company’s portfolio contains a mix of single-tenant and multi-tenant office and industrial properties as well as business parks. Office properties are single-story and multi-story buildings that are used primarily for office use; business parks contain buildings with office features combined with some industrial property space; and industrial properties generally are used as warehouse, distribution or manufacturing facilities.

At December 31, 2011, the Company wholly-owned or had a controlling interest in properties totaling 13.9 million square feet and had a noncontrolling ownership interest in properties totaling an additional 1.0 million square feet through six unconsolidated joint ventures. The Company also owned land that can accommodate approximately 2.4 million square feet of additional development. The Company’s consolidated properties were 81.8% occupied by 608 tenants. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 84.0% occupied at December 31, 2011. The Company does not include square footage that is in development or redevelopment in its occupancy calculation, which totaled 0.6 million square feet at December 31, 2011. The Company derives substantially all of its revenue from leases of space within its properties. As of December 31, 2011, the Company’s largest tenant was the U.S. Government, which along with government contractors, accounted for over 25% of the Company’s total annualized base rent.

The primary source of the Company’s revenue and earnings is rent received from customers under long-term (generally three to ten years) operating leases at its properties, which includes reimbursements from customers for certain operating costs. Additionally, the Company may generate earnings from the sale of assets or the contribution of assets into joint ventures.

The Company’s long-term growth will principally be driven by its ability to:

•	maintain and increase occupancy rates and/or increase rental rates at its properties;

•	sell assets to third parties at favorable prices or contribute properties to joint ventures; and

•	continue to grow its portfolio through acquisition of new properties, potentially through joint ventures.

Significant 2011 Activity

•	Completed seven property acquisitions for total consideration of $268.6 million;

•

Acquired a 51% non-controlling interest in an unconsolidated joint venture for $27.8 million, net of mortgage debt assumed, that owns two office buildings in Northern Virginia and a 95% non-controlling interest in an unconsolidated joint venture for $20.4 million, net of mortgage debt issued, that owns an office building in Washington, D.C., which the Company plans to develop into a new office building.

•	Raised net proceeds of $111.0 million through the issuance of 4.6 million 7.75% Series A Preferred Shares;

•	Executed 2.8 million square feet of leases, consisting of 1.1 million square feet of new leases and 1.7 million square feet of renewal leases;

•

Entered into and expanded a $175.0 million unsecured term loan to $225.0 million, which was subsequently increased to $300.0 million in February 2012, with staggered maturity dates ranging from July 2016 to July 2018;

•	Expanded borrowing capacity of unsecured revolving credit facility from $225.0 million to $255.0 million; and

•	Completed the disposition of three properties for net proceeds of $26.9 million.

Total assets were $1.7 billion at December 31, 2011 compared with $1.4 billion at December 31, 2010.

Development and Redevelopment Activity

The Company constructs office buildings, business parks and/or industrial buildings on a build-to-suit basis or with the intent to lease upon completion of construction. Also, the Company owns developable land that can accommodate 2.4 million square feet of additional building space. Below is a summary of the approximate building square footage that can be developed on the Company’s developable land and the Company’s current development and redevelopment activity of the Company’s consolidated portfolio as of December 31, 2011 (amounts in thousands):

Reporting Segment	Developable Square Feet	Square Feet Under Development	Cost to Date of Development Activities	Square Feet Under Redevelopment	Cost to Date of Redevelopment Activities
Washington, D.C.	712	—	$—	135	$1,624
Maryland	250	—	—	—	—
Northern Virginia	568	—	—	—	—
Southern Virginia	841	166	536	—	—

	2,371	166	$536	135	$1,624

On December 28, 2010, the Company acquired 440 First Street, NW, a vacant eight-story, 105,000 square foot office building in the Company’s Washington, D.C. reporting segment. The Company intends to completely redevelop the property, including adding additional square footage. In 2011, the Company purchased 30,000 square feet of transferable development rights for $0.3 million. At December 31, 2011, the Company’s projected incremental investment in the redevelopment project is approximately $25 million.

At December 31, 2011, the Company had completed development and redevelopment activities that have yet to be placed in service on 280,000 square feet, at a cost of $18.6 million, in its Northern Virginia reporting segment. The majority of the costs on the construction projects to be placed in service relate to redevelopment activities at Three Flint Hill, located in the Company’s Northern Virginia reporting segment, which were substantially completed in the third quarter of 2011 at a cost of approximately $13.3 million. The Company will place completed construction activities in service upon the shorter of a tenant taking occupancy or twelve months from substantial completion.

During 2011, the Company completed and placed in-service redevelopment efforts on 93,000 square feet of space, which includes 13,000 square feet in its Maryland reporting segment, 41,000 square feet in its Northern Virginia reporting segment and 39,000 square feet in its Southern Virginia reporting segment. No development efforts were placed in-service in 2011.

During 2010, the Company completed and placed in-service redevelopment efforts on 98,000 square feet of space, which includes 30,000 square feet in its Maryland reporting segment, 14,000 square feet in its Washington, D.C. reporting segment, 23,000 square feet in its Northern Virginia reporting segment and 31,000 square feet in its Southern Virginia reporting segment. No development efforts were placed in-service in 2010.

During 2011, the Company acquired 1005 First Street, NE, in its Washington, D.C. reporting segment. The site currently has a 30,000 square foot building that is occupied by Greyhound Lines, Inc., “Greyhound”, which leased back the site under a ten-year lease agreement with a termination option, at no penalty, after the second year. Greyhound has announced that it intends to relocate its operations to nearby Union Station, at which point the joint venture anticipates developing the 1.6 acre site, which can accommodate development of up to approximately 712,000 square feet of office space. See footnote 5, Acquisitions, for more information.

In October 2011, the Company, through an unconsolidated joint venture, in which the Company has a 95% interest, acquired 1200 17th Street, NW in the Company’s Washington, D.C. reporting segment. The property currently consists of a land parcel that contains an 85,000 square foot office building. The Company has terminated the existing tenant’s leases and intends to demolish the existing building and develop a new 170,000 square foot office building. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014. The Company’s projected incremental investment in the development project is approximately $50 million. The Company does not consolidate this joint venture as it cannot exercise control of the entity.

Critical Accounting Policies and Estimates

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) that require the Company to make certain estimates and assumptions. Critical accounting policies and estimates are those that require subjective or complex judgments and are the policies and estimates that the Company deems most important to the portrayal of its financial condition and results of operations. It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in its consolidated financial statements. The Company’s critical accounting policies and estimates relate to revenue recognition, including evaluation of the collectability of accounts and notes receivable, impairment of long-lived assets, purchase accounting for acquisitions of real estate, derivative instruments and share-based compensation.

The following is a summary of certain aspects of these critical accounting policies and estimates.

Revenue Recognition

The Company generates substantially all of its revenue from leases on its office and industrial properties as well as business parks. The Company recognizes rental revenue on a straight-line basis over the term of its leases, which includes fixed-rate renewal periods leased at below market rates at acquisition or inception. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information, credit quality, historical trends, economic conditions and other events regarding the tenants’ ability to pay their obligations in determining if amounts due from tenants, including accrued straight-line rents, are ultimately collectible. The uncollectible portion of the amounts due from tenants, including accrued straight-line rents, is charged to property operating expense in the period in which the determination is made.

Tenant leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. Such reimbursements are recognized in the period in which the expenses are incurred. The Company records a provision for losses on estimated uncollectible accounts receivable based on its analysis of risk of loss on specific accounts. Lease termination fees are recognized on the date of termination when the related lease or portion thereof is cancelled, the collectability of the fee is reasonably assured and the Company has possession of the terminated space.

Accounts and Notes Receivable

The Company must make estimates of the collectability of its accounts and notes receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees and interest and other income. The Company specifically analyzes accounts and notes receivable and historical bad debt experience, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts receivable. These estimates have a direct impact on the Company’s net income as a higher required allowance for doubtful accounts receivable will result in lower net income. The uncollectible portion of the amounts due from tenants, including straight-line rents, is charged to property operating expense in the period in which the determination is made. The Company considers similar criteria in assessing impairment associated with outstanding loans or notes receivable and whether any allowance for anticipated credit loss is appropriate.

Investments in Real Estate and Real Estate Entities

Investments in real estate and real estate entities are initially recorded at fair value if acquired in a business combination or carried at initial cost when constructed or acquired in an asset purchase, less accumulated depreciation and, when appropriate, impairment losses. Improvements and replacements are capitalized at fair value when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 20 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful lives of the assets or the terms of the related leases
Lease related intangible assets	Term of related lease

The Company regularly reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the fair value of a property, an impairment analysis is performed. The Company assesses potential impairments based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. This estimate is based on projections of future revenues, expenses, capital improvement costs, expected holding periods and capitalization rates. These cash flows consider factors such as expected market trends and leasing prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment based on forecasted undiscounted cash flows, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company is required to make estimates as to whether there are impairments in the carrying values of its investments in real estate. Further, the Company will record an impairment loss if it expects to dispose of a property, in the near term, at a price below carrying value. In such an event, the Company will record an impairment loss based on the difference between a property’s carrying value and its projected sales price, less any estimated costs to sell.

The Company will classify a building as held-for-sale in the period in which it has made the decision to dispose of the building, the Company’s Board of Trustees or a designated delegate has approved the sale, there is a high likelihood a binding agreement to purchase the property will be signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will cease depreciation of the asset. The Company will classify any impairment loss, together with the building’s operating results, as discontinued operations in its consolidated statements of operations for all periods presented and classify the assets and related liabilities as held-for-sale in its consolidated balance sheets in the period the sale criteria are met. Interest expense is reclassified to discontinued operations only to the extent the held-for-sale property is secured by specific mortgage debt and the mortgage debt will not be assigned to another property owned by the Company after the disposition.

The Company recognizes the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.

The Company capitalizes interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment, which include assets owned through unconsolidated joint ventures that are under development or redevelopment, while being readied for their intended use in accordance with accounting requirements regarding capitalization of interest. The Company will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress and interest on the direct compensation costs of the Company’s construction personnel who manage the development and redevelopment projects, but only to the extent the employee’s time can be allocated to a project. Any portion of construction management costs not directly attributable to a specific project are recognized as general and administrative expense in the period incurred. The Company does not capitalize any other general administrative costs such as office supplies, office rent expense or an overhead allocation to its development or redevelopment projects. Capitalized compensation costs were immaterial during 2011, 2010 and 2009. Capitalization of interest will end when the asset is substantially complete and ready for its intended use, but no later than one year from completion of major construction activity, if the property is not occupied. The Company will also place redevelopment and development assets in service at this time and commence depreciation upon the substantial completion of tenant improvements and the recognition of revenue. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.

Purchase Accounting

Acquisitions of rental property from third parties are accounted for at fair value. Any liabilities assumed or incurred are recorded at their fair value at the time of acquisition. The fair value of the acquired property is allocated between land and building (on an as-if vacant basis) based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates their fair value. The fair value of the in-place leases is recorded as follows:

•

the fair value of leases in-place on the date of acquisition is based on absorption costs for the estimated lease-up period in which vacancy and foregone revenue are avoided due to the presence of the acquired leases;

•

the fair value of above and below-market in-place leases based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the assumed lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to fifteen years; and

•	the fair value of intangible tenant or customer relationships.

The Company’s determination of these fair values requires it to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, and depreciation and amortization expense recognized for these leases and associated intangible assets and liabilities.

Derivative Instruments

In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company may enter into derivative agreements to mitigate exposure to unexpected changes in interest rates and may use interest rate protection or cap agreements to reduce the impact of interest rate changes. The Company does not use derivatives for trading or speculative purposes and intends to enter into derivative agreements only with counterparties that it believes have a strong credit rating to mitigate the risk of counterparty default or insolvency.

The Company may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value. For effective hedging relationships, the change in the fair value of the assets or liabilities is recorded within equity (cash flow hedge) or through earnings (fair value hedge). Ineffective portions of derivative transactions will result in changes in fair value recognized in earnings. For a cash flow hedge, the Company records its proportionate share of unrealized gains or losses on its derivative instruments associated with its unconsolidated joint ventures within equity and “Investment in affiliates.” The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. For options awards, the Company uses a Black-Scholes option-pricing model. Expected volatility is based on an assessment of the Company’s realized volatility over the preceding five years, which is equivalent to the awards expected life. The expected term represents the period of time the options are anticipated to remain outstanding as well as the Company’s historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. For non-vested share awards that vest over a predetermined time period, the Company uses the outstanding share price at the date of issuance to fair value the awards. For non-vested shares awards that vest based on performance conditions, the Company uses a Monte Carlo simulation (risk-neutral approach) to determine the value and derived service period of each tranche. The expense associated with the share-based awards will be recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period (usually the vesting period). The fair value for all share-based payment transactions are recognized as a component of income or loss from continuing operations.

Results of Operations

Comparison of the Years Ended December 31, 2011, 2010 and 2009

During 2011, the Company acquired the following consolidated properties: One Fair Oaks; Cedar Hill; Merrill Lynch; 840 First Street, NE; Greenbrier Towers; 1005 First Street, NE; and Hillside Center for an aggregate purchase cost of $268.6 million.

During 2010, the Company acquired the following consolidated properties: Three Flint Hill; 500 First Street, NW; Battlefield Corporate Center; Redland Corporate Center; Atlantic Corporate Park; 1211 Connecticut Ave, NW; 440 First Street, NW and Mercedes Center for an aggregate purchase cost of $286.2 million.

The Company acquired 1005 First Street, NE and Redland Corporate Center through joint ventures in which it had a 97% controlling economic interest.

During 2009, the Company acquired Cloverleaf Center and Corporate Campus at Ashburn Center for an aggregate purchase cost of $40.0 million.

On January 1, 2010 and March 17, 2009, the Company deconsolidated RiversPark I and II, respectively, from its consolidated financial statements; however, the operating results of the properties are included in the Company’s consolidated statements of operations through their respective dates of deconsolidation.

In the year-over-year discussion of operating results below, all properties acquired during the years being compared and the consolidated operating results of RiversPark I and II are referred to as the “Non-comparable Properties.”

The term “Existing Portfolio” refers to all consolidated properties owned by the Company, with operating results reflected in the Company’s continuing operations, for the entirety of the periods presented.

For discussion of the operating results of the Company’s reporting segments, the terms “Washington, D.C.”, “Maryland”, “Northern Virginia” and “Southern Virginia” will be used to describe the respective reporting segments.

Total Revenues

Total revenues are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
Rental	$138,261	$107,808	$30,453	28%	$107,808	$101,802	$6,006	6%
Tenant reimbursements and other	$32,929	$25,955	$6,974	27%	$25,955	$23,878	$2,077	9%

Rental Revenue

Rental revenue is comprised of contractual rent, the impact of straight-line revenue and the amortization of deferred market rent assets and liabilities representing above and below market rate leases at acquisition. Rental revenue increased $30.5 million in 2011 compared with 2010 due primarily to the Non-comparable Properties contributing $30.6 million of additional rental revenue during 2011 compared with 2010. Rental revenue for the Existing Portfolio decreased $0.1 million in 2011 compared with 2010 due to an increase in vacancy. The weighted average occupancy of the Existing Portfolio was 83.7% during 2011 compared with 85.2% during 2010. The Company expects aggregate rental revenues to increase in 2012 due to a full-year of revenues from the properties acquired in 2011. The increase in rental revenue in 2011 compared with 2010 includes $8.5 million for Maryland, $14.3 million for Washington, D.C., $6.3 million for Northern Virginia and $1.4 million for Southern Virginia.

Rental revenue increased $6.0 million in 2010 as compared with 2009 due to increased revenues resulting from the Company’s Non-comparable Properties, which contributed $6.5 million of additional rental revenue in 2010 compared with 2009. For the Existing Properties, rental revenue decreased $0.5 million in 2010 compared with 2009 primarily due to an increase in vacancy; however, rental rates increased 9.1% on new leases during 2010. The increase in rental revenue in 2010 compared with 2009 includes $1.5 million for Maryland, $2.8 million for Washington, D.C. and $1.9 million for Northern Virginia. For Southern Virginia, rental revenue decreased $0.2 million in 2010 compared to 2009.

Tenant Reimbursements and Other Revenues

Tenant reimbursements and other revenues include operating and common area maintenance costs reimbursed by the Company’s tenants as well as other incidental revenues such as lease termination payments, parking revenue and joint venture and construction related management fees. Tenant reimbursements and other revenues increased $7.0 million in 2011 compared with 2010. The increase is due to the Non-comparable Properties, which contributed $8.0 million of additional tenant reimbursements and other revenues in 2011 compared with 2010. For the Existing Portfolio, tenant reimbursements and other revenues decreased $1.0 million in 2011 compared with 2010 due to a reduction in recoverable operating expenses, primarily relating to snow and ice removal costs that were incurred in 2010. The Company expects tenant reimbursements and other revenues to increase in 2012 due to a full-year of recoverable operating expenses from properties acquired in 2011. The increase in tenant reimbursements and other revenues in 2011 compared with 2010 includes $0.8 million for Maryland, $4.5 million for Washington, D.C. and $1.9 million for Northern Virginia. For Southern Virginia, tenant reimbursements and other revenues decreased $0.2 million in 2011 compared with 2010.

Tenant reimbursements and other revenues increased $2.1 million in 2010 compared with 2009. The increase in tenant reimbursements and other revenues is primarily due to the Non-comparable Properties, which contributed $1.5 million of additional tenant reimbursements and other revenues in 2011 compared with 2010. The Existing Portfolio contributed $0.6 million of additional tenant reimbursements and other revenues in 2010 compared with 2009 due to an increase in termination fee income and higher recoverable property operating expenses as a result of an increase in recoverable snow and ice removal costs in 2010 compared with 2009. The increase in tenant reimbursements and other revenues in 2010 compared with 2009 include $0.5 million for Maryland, $0.8 million for Washington, D.C. and $0.8 million for Southern Virginia. Tenant reimbursements and other revenues remained flat in Northern Virginia in 2010 compared with 2009.

Total Expenses

Property Operating Expenses

Property operating expenses are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
Property operating	$41,123	$31,606	$9,517	30%	$31,606	$29,944	$1,662	6%
Real estate taxes and insurance	$16,563	$12,431	$4,132	33%	$12,431	$12,105	$326	3%

Property operating expenses increased $9.5 million in 2011 compared with 2010. The increase is due to the Non-comparable Properties, which contributed $10.3 million of additional property operating expenses in 2011 compared with 2010. For the Existing Portfolio, property operating expenses decreased $0.8 million in 2011 compared with 2010 primarily due to a decline in snow and ice removal costs. The Company expects property operating expenses to increase in 2012 due to a full-year of property operating expenses from properties acquired in 2011. The increase in property operating expenses in 2011 compared with 2010 includes $2.7 million for Maryland, $3.8 million for Washington, D.C., $2.3 million for Northern Virginia and $0.7 million for Southern Virginia.

Property operating expenses increased $1.7 million in 2010 compared with 2009. The Non-comparable Properties contributed additional property operating expenses of $1.7 million in 2010 compared with 2009. Property operating expenses for the Existing Portfolio were essentially flat in 2010 compared with 2009 as higher snow and ice removal costs in 2009 were offset by lower reserves for bad debt expense in 2010. The increase in property operating expenses in 2010 compared with 2009 includes $0.3 million for Maryland, $0.7 million for Washington, D.C., $0.4 million for Northern Virginia and $0.3 million for Southern Virginia.

Real estate taxes and insurance expense increased $4.1 million in 2011 compared with 2010. The Non-comparable Properties contributed an increase in real estate taxes and insurance expense of $4.4 million in 2011 compared with 2010. For the Existing Portfolio, real estate taxes and insurance expense decreased $0.3 million in 2011 compared with 2010 due to lower real estate tax assessments. The increase in real estate taxes and insurance expense in 2011 compared with 2010 includes $0.7 million for Maryland, $2.5 million for Washington, D.C. and $1.0 million for Northern Virginia. Southern Virginia experienced a decrease in real estate taxes and insurance expense of $0.1 million in 2011 compared with 2010.

Real estate taxes and insurance expense increased $0.3 million in 2010 compared with 2009. The Non-comparable Properties contributed an increase in real estate taxes and insurance expense of $1.0 million in 2010. For the Existing Portfolio, real estate taxes and insurance expense decreased $0.7 million in 2010 compared with 2009 primarily due to lower real estate assessments and real estate tax rates on the Company’s Northern Virginia properties located in Fairfax County and Prince William County, Virginia. The increase in real estate taxes and insurance expense in 2010 compared with 2009 includes $0.2 million for Maryland and $0.4 million for Washington, D.C. Real estate taxes and insurance expense decreased $0.2 million in Northern Virginia and $0.1 million in Southern Virginia in 2010 compared with 2009.

Other Operating Expenses

General and administrative expenses are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
	$16,027	$14,523	$1,504	10%	$14,523	$13,219	$1,304	10%

General and administrative expenses increased $1.5 million during 2011 compared with 2010 primarily due to an increase in employee compensation costs as the Company had 174 employees at December 31, 2011 compared with 144 employees at December 31, 2010. The increase in general and administrative expenses in 2011 compared with 2010 was also due to an increase in marketing and advertising expenses, consulting and accounting fees and the expense of $0.2 million of redevelopment costs associated with a project that is being deferred. The increase in general and administrative costs in 2011 compared with 2010 was partially offset by a decrease in non-cash, share-based compensation expense and a decrease in short-term incentive compensation expense as a result of the lower cash awards to certain members of senior management, relative to 2010, in light of the issues related to the monitoring and oversight of compliance with financial covenants as described elsewhere in this Annual Report on Form 10-K. The Company anticipates general and administration expenses will increase in 2012 as a result of a larger workforce, the amortization of the costs associated with its new enterprise accounting software, which was implemented in late 2011, and higher office rent for the Company’s corporate offices.

General and administrative expenses increased $1.3 million during 2010 compared with 2009. The increase is primarily due to an increase in employee compensation costs and non-cash, share-based compensation expense as a result of the restricted shares awarded to the Company’s officers in 2009 and 2010, which are amortized over derived service periods that are comparably shorter than those associated with previous awards.

Acquisition costs are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Decrease	Change	2010	2009	Increase	Change
	$5,042	$7,169	$2,127	30%	$7,169	$1,076	$6,093	566%

Acquisition costs decreased $2.1 million during 2011 compared with 2010. During 2011, the Company acquired nine properties, including two properties through unconsolidated joint ventures, compared with the acquisition of ten properties, including two properties through unconsolidated joint ventures, in 2010.

Acquisition costs increased $6.1 million during 2010 compared with 2009 as the Company acquired ten properties, including two properties through unconsolidated joint ventures, in 2010 compared with the acquisition of two properties in 2009.

Depreciation and amortization expense is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
	$59,997	$41,217	$18,780	46%	$41,217	$38,556	$2,661	7%

Depreciation and amortization expense includes depreciation of real estate assets and amortization of intangible assets and leasing commissions. Depreciation and amortization expense increased $18.8 million in 2011 compared with 2010 primarily due to the Company’s recent acquisitions. The Non-comparable Properties contributed additional depreciation and amortization expense of $18.3 million in 2011 compared with 2010 as certain acquired intangible assets had short useful lives. Depreciation and amortization expense attributable to the Existing Portfolio increased $0.5 million in 2011 compared with 2010 primarily due to the disposal of assets from tenants that vacated during 2011 prior to reaching the full term of their lease. The Company anticipates depreciation and amortization expense to increase in 2012 due to recognizing a full-year of depreciation and amortization expense for properties acquired in 2011.

Depreciation and amortization expense increased $2.7 million in 2010 compared with 2009 due to the Non-comparable Properties, which contributed additional depreciation and amortization expense of $2.6 million. Depreciation and amortization expense for the Existing Portfolio increased $0.1 million as certain tenants vacated their space in 2010 prior to the end of their respective lease terms.

Impairment of real estate assets are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Decrease	Change	2010	2009	Increase	Change
	$—	$2,386	$2,386	100%	$2,386	$—	$2,386	—

On January 6, 2011, the Company was notified that the largest tenant at Mercedes Center, located in the Company’s Maryland reporting segment, filed for Chapter 11 bankruptcy protection. As a result, the Company recorded an impairment charge of $2.4 million in 2010 associated with the non-recoverable value of the intangible assets associated with the lease. The Company did not record any impairment expense within continuing operations for 2011 or 2009.

Change in contingent consideration related to acquisition of property is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Decrease	Change	2010	2009	Increase	Change
	$(1,487)	$710	$2,197	309%	$710	$—	$710	—

On March 25, 2011, the Company acquired 840 First Street, NE, in Washington, D.C. for an aggregate purchase price of $90.0 million, with up to $10.0 million of additional consideration payable in Operating Partnership units upon the terms of a lease renewal by the building’s sole tenant or the re-tenanting of the property through November 2013. Based on an assessment of the probability of renewal and anticipated lease rates, the Company recorded a contingent consideration obligation of $9.4 million at acquisition. In July 2011, the building’s sole tenant renewed its lease through August 2023 on the entire building with the exception of two floors. As a result, the Company issued 544,673 Operating Partnership units to satisfy $7.1 million of its contingent consideration obligation. The Company recognized a $1.5 million gain associated with the issuance of the additional units, which represented the difference between the contractual value of the units and the fair value of the units at the date of issuance.

As part of the consideration for the Company’s 2009 acquisition of Corporate Campus at Ashburn Center, the Company is obligated to record contingent consideration arising from a fee agreement entered into with the seller in which the Company will be obligated to pay additional consideration if certain returns are achieved over the five year term of the agreement or if the property is sold within the term of the five year agreement. The Company initially recorded $0.7 million at the time of acquisition in December 2009, which represented the fair value of the Company’s potential obligation at acquisition. During the first quarter of 2010, the Company was able to lease vacant space at Corporate Campus at Ashburn Center faster than it had anticipated and, therefore, recorded additional contingent consideration of $0.7 million that reflected an increase in the potential consideration that may be owed to the seller.

Other Expenses, net

Interest expense is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
	$41,367	$33,397	$7,970	24%	$33,397	$32,035	$1,362	4%

The Company seeks to employ cost-effective financing methods to fund its acquisitions, development and redevelopment projects and to refinance its existing debt to provide greater balance sheet flexibility or to take advantage of lower interest rates. The methods used to fund the Company’s activities impact the period-over-period comparisons of interest expense.

Interest expense increased $8.0 million in 2011 compared with 2010. At December 31, 2011, the Company had $945.0 million of debt outstanding with a weighted average interest rate of 4.8% compared with $725.0 million of debt outstanding with a weighted average interest rate of 4.8% at December 31, 2010.

The increase in the Company’s interest expense is primarily attributable to an increase in mortgage interest expense, which increased $5.7 million in 2011 compared with 2010 due to the assumption and issuance of additional mortgage debt. During 2011 and 2010, the Company assumed or issued $211.5 million of mortgage debt in connection with its property acquisitions compared with the repayment of $55.7 million of mortgage debt over the same period. In July 2011, the Company entered into a three-tranche $175.0 million unsecured term loan, which was subsequently increased to $225.0 million in December 2011 (further increased to $300.0 million in February 2012). The Company used the funds received in 2011 to pay down $166.0 million of the outstanding balance on its unsecured revolving credit facility, to repay its $50.0 million secured term loan and for other general corporate purposes. The unsecured term loan contributed additional interest expense of $2.0 million in 2011 compared with 2010. The $50.0 million secured term loan that was repaid with funds from the issuance of the unsecured term loan contributed additional interest expense of $0.8 million in 2011 compared with 2010 as the loan was issued in the fourth quarter of 2010. During 2011, the Company amended and restated its unsecured revolving credit facility, resulting in a lower applicable interest rate, which offset the higher average outstanding balance. In 2011, the Company’s weighted average borrowings outstanding on its unsecured revolving credit facility was $147.2 million with a weighted average interest rate of 2.9% compared with weighted average borrowings of $123.4 million with a weighted average interest rate of 3.5% in 2010. As a result, interest expense relating to the unsecured revolving credit facility remained relatively flat in 2011 compared with 2010. Also, the Company had incurred additional deferred financing costs with the assumption and issuance of new debt and the refinancing of its unsecured credit facility, which increased interest expense $1.0 million in 2011 compared with 2010.

The Company uses derivative financial instruments to manage exposure to interest rate fluctuations on its variable rate debt. On January 18, 2011, the Company fixed LIBOR at 1.474% on $50.0 million of its variable rate debt through an interest rate swap agreement. During the third quarter of 2011, the Company entered into five interest rate swap agreements that fixed LIBOR on an additional $150.0 million of its variable rate debt. As of December 31, 2011, the Company had hedged $200.0 million of its variable rate debt through six interest rate swap agreements that fixed LIBOR to a weighted average interest rate of 1.772%. In 2010, the Company had fixed LIBOR on $85.0 million of variable rate debt through two effective interest rate swap agreements, which both expired in August 2010. As a result, interest expense related to the interest rate swap agreements increased $0.3 million in 2011 compared with 2010. On January 18, 2012, the Company fixed LIBOR at 1.394% on an additional $25.0 million of its variable rate debt through an interest rate swap agreement that matures on July 18, 2018.

The increase in interest expense in 2011 compared with 2010 was partially offset by a decrease of $0.6 million in interest expense associated with the Company’s Exchangeable Senior Notes as $20.1 million of the notes were repurchased in the second quarter of 2010 and the remaining balance of $30.4 million was repaid in December 2011. In August 2011, the Company repaid its $20.0 million secured term loan with a draw under its unsecured revolving credit facility, which resulted in a decrease in interest expense of $0.2 million in 2011 compared with 2010. Also, the Company experienced an increase in capitalized interest, as a result of an increase in construction activities, as it recorded capitalized interest of $1.9 million in 2011 compared with $0.8 million in 2010.

Interest expense increased $1.4 million in 2010 compared with 2009. In December 2009, the Company extended the maturity dates on approximately $185.0 million of debt, which included expanding the capacity of the Company’s unsecured revolving credit facility, which was further expanded in the second quarter of 2010. As part of the refinancing, the Company used the additional capacity to repay $40.0 million of its secured term loans. The refinancing resulted in a higher effective interest rate on the Company’s unsecured revolving credit facility, which resulted in additional interest expense of $2.9 million in 2010 compared with the same period in 2009. In 2010, the Company’s weighted average borrowings on its unsecured revolving credit facility was $123.4 million with a weighted average interest rate of 3.5% compared with weighted average borrowings of $95.2 million with a weighted average interest rate of 1.6% in 2009. The repayment of a portion of the Company’s term loans as described above resulted in a decline in interest expense of $0.6 million in 2010 compared with the same period in 2009. The Company had fixed LIBOR on $85.0 million of variable rate debt through two interest rate swap agreements, which both expired in August 2010. As a result, the interest expense related to the interest rate swap agreements declined $0.8 million in 2010 compared with 2009. During the fourth quarter of 2010, the Company entered into a $50.0 million term loan, which was scheduled to mature in February 2011 and was later extended to May 2011. The term loan contributed additional interest of $0.3 million in 2010 compared with 2009. Due to the Company’s recent debt issuances and refinancing, it has incurred additional deferred financing costs, which increased interest expense $0.6 million in 2010 compared with 2009.

During the second quarter of 2010, the Company issued 0.9 million common shares of its common stock in exchange for retiring $13.0 million of its Exchangeable Senior Notes and used available cash to retire an additional $7.0 million of its Exchangeable Senior Notes. The Company repurchased $34.5 million of Exchangeable Senior Notes in 2009. The repurchase of Exchangeable Senior Notes resulted in a reduction of interest expense of $1.3 million in 2010 compared with 2009. Mortgage interest expense increased $0.3 million during 2010 compared with 2009 due to a full-year of mortgage interest expense incurred on the Cloverleaf Center mortgage loan entered into during the fourth quarter of 2009, and mortgage interest expense on mortgage loans encumbering 500 First Street, NW, Battlefield Corporate Center and Mercedes Center, which were acquired in 2010. The increase in mortgage debt was offset by a reduction in outstanding mortgages as the Company retired $23.7 million of mortgage debt during 2010 compared with $14.3 million of mortgage debt retired during 2009. Also, the Company deconsolidated $9.9 million of variable rate mortgage debt encumbering RiversPark I and a related cash flow hedge on January 1, 2010. The deconsolidated RiversPark I resulted in an increase in interest expense of $0.4 million in 2010 compared to 2009, as the Company recognized a reduction in interest expense related to its Financing Obligation in 2009. The Company further increased its construction activities in 2010 compared with 2009, which resulted in additional capitalized interest of $0.5 million.

Interest and other income are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
	$5,290	$630	$4,660	740%	$630	$507	$123	24%

In December 2010, the Company provided a $25.0 million subordinated loan to the owners of 950 F Street, NW, a 287,000 square-foot office building in Washington, D.C. The loan has a fixed interest rate of 12.5%. In April 2011, the Company provided a $30.0 million subordinated loan to the owners of America’s Square, a 461,000 square foot, office complex in Washington, D.C. The loan has a fixed interest rate of 9.0%. The Company recorded interest income related to these loans of $5.1 million and $0.1 million during 2011 and 2010, respectively. The increase in interest and other income during 2011 compared with 2010 was partially offset by a $0.3 million decline in other income related to income received from the Company subleasing its former corporate office space. The Company’s lease on its former corporate office space and the associated sublease agreements expired on December 31, 2010.

Interest and other income increased $0.1 million during 2010 compared with 2009 due to recording interest income of $0.1 million related to the $25.0 million subordinated loan to the owners of 950 F Street, NW. Interest income on the Company’s various cash operating and escrow accounts decreased in 2010 compared with 2009 primarily due to lower average interest rates. The Company earned a weighted average interest rate of 1.5% on an average cash balance of $7.4 million during 2010 compared with a weighted average interest rate of 3.5% on an average cash balance of $6.7 million during 2009.

Equity in (earnings) losses of affiliates is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Decrease	Change
	$(20)	$124	$144	116%	$124	$95	$29	31%

Equity in (earnings) losses of affiliates reflects the Company’s ownership interest in the operating results of the properties, in which it does not have a controlling interest. On March 17, 2009 and January 1, 2010, the Company deconsolidated RiversPark II and RiversPark I, respectively. The Company acquired 1750 H Street, NW and Aviation Business Park, in the fourth quarter of 2010, and Metro Place III and IV and 1200 17th Street, NW, in the fourth quarter of 2011, through unconsolidated joint ventures. The decrease in equity (earnings) in losses of affiliates during 2011 compared with 2010 reflects aggregate income generated by the properties owned by these ventures in 2011 compared to an aggregate loss incurred in 2010. The increase in equity in (earnings) losses of affiliates in 2010 compared with 2009 reflects a higher aggregate loss generated by the properties owned by these ventures.

Gains on early retirement of debt are summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Decrease	Change	2010	2009	Decrease	Change
	$—	$164	$164	100%	$164	$6,167	$6,003	97%

In 2010, the Company issued 0.9 million common shares in exchange for retiring $13.03 million of Exchangeable Senior Notes and used available cash to retire $7.02 million of its Exchangeable Senior Notes, which resulted in a gain of $0.2 million, net of deferred financing costs and discounts.

In 2009, the Company retired $34.5 million of its Exchangeable Senior Notes, which resulted in a gain of $6.3 million, net of deferred financing costs and discounts. The Exchangeable Senior Notes repurchased in 2009 were funded with proceeds from the Company’s controlled equity offering program, borrowings under Company’s unsecured revolving credit facility and available cash. The gains on early retirement of debt were partially offset by debt retirement charges during the fourth quarter of 2009 associated with the restructuring the Company’s unsecured revolving credit facility and two secured term loans.

During the fourth quarter of 2011, the Company repaid the outstanding balance of $30.4 million on its Exchangeable Senior Notes with borrowings under its unsecured revolving credit facility and available cash.

Benefit (Provision) for Income Taxes

Benefit (provision) for income taxes is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Decrease	Change
	$633	$(31)	$664	2142%	$(31)	$—	$31	—

During the fourth quarter of 2010, the Company acquired its first two properties in Washington, D.C. that are subject to an income-based franchise tax. In 2011, the Company acquired two additional properties in Washington, D.C. that were subject to the franchise tax. As a result, the Company recorded a benefit from income taxes of $0.6 million in 2011 compared with a provision for income taxes of $31 thousand in 2010. The Company also has interests in two unconsolidated joint ventures that own real estate in Washington, D.C. that is subject to the franchise tax. The impact for income taxes related to these unconsolidated joint ventures is reflected within “Equity in (earnings) losses of affiliates” in the Company’s consolidated statements of operations. Since the Company did not own any properties in Washington, D.C. prior to 2010, it was not subject to any income-based taxes in 2009.

Loss from Discontinued Operations

Loss from discontinued operations is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Increase	Change
	$7,253	$2,638	$4,615	175%	$2,638	$1,268	$1,370	108%

Discontinued operations reflect the operating results of two buildings at Owings Mills Business Park (which were sold in November 2012), Goldenrod Lane (which was sold in May 2012), Woodlands Business Center (which was sold in May 2012), Airpark Place Business Center (which was sold in March 2012), Aquia Commerce Center I & II, Gateway West (which were both sold in the second quarter of 2011), Old Courthouse Square (which was sold in the first quarter of 2011) and Deer Park and 7561 Lindbergh Drive (which were both sold in the second quarter of 2010). The two buildings at Owings Mills Business Park, Goldenrod Lane, Woodlands Business Center, Airpark Place Business Center, Gateway West, Old Courthouse Square, Deer Park and 7561 Lindbergh Drive were located in the Company’s Maryland reporting segment and Aquia Commerce Center I & II was located in the Company’s Northern Virginia reporting segment. The operating results of the disposed properties were adversely affected by impairment charges totaling $8.7 million, $4.0 million and $2.5 million in 2011, 2010 and 2009, respectively. For the years ended December 31, 2011 and 2010, the loss from operations of the disposed properties were partially offset by gains on sale of real estate properties of $2.0 million and $0.6 million, respectively. The Company did not recognize any gains on the sale of real estate properties in 2009. The Company has had, and will have, no continuing involvement with these properties subsequent to their disposal.

Net loss (income) attributable to noncontrolling interests

Net loss (income) attributable to noncontrolling interests is summarized as follows:

	Year Ended December 31,			Percent	Year Ended December 31,			Percent
(amounts in thousands)	2011	2010	Increase	Change	2010	2009	Decrease	Change
	$688	$232	$456	197%	$232	$(124)	$356	287%

Net loss (income) attributable to noncontrolling interests reflects the ownership interests in the Company’s net income or loss attributable to parties other than the Company. During 2011, the Company incurred a net loss of $8.8 million compared with a net loss of $11.7 million in 2010.

The percentage of the Operating Partnership owned by noncontrolling interests increased to 5.5% during 2011 from 1.9% at December 31, 2010, which was due to the issuance of 2.0 million Operating Partnership units to partially fund the acquisition of 840 First Street, NE during 2011. As of December 31, 2011, the Company consolidated two joint ventures in which it had a controlling interest compared with the consolidation of one joint venture in which it had a controlling interest as of December 31, 2010. The Company consolidates the operating results of its consolidated joint ventures and recognizes its joint venture partner’s percentage of gains or losses within net loss (income) attributable to noncontrolling interests. The joint venture partners’ aggregate share of the loss in the operating results of the Company’s consolidated joint ventures was $15 thousand and $2 thousand in 2011 and 2010, respectively.

Due to the issuance of 18.3 million of the Company’s common shares during 2010, the noncontrolling interests owned by limited partners decreased to 1.9% as of December 31, 2010 compared with 2.3% as of December 31, 2009. The reduction in noncontrolling parties ownership percentage in the Operating Partnership was partially offset by the issuance of 0.2 million Operating Partnership units to fund a portion of the Company’s acquisition of Battlefield Corporate Center. During the fourth quarter of 2010, the Company acquired Redland Corporate Center through a joint venture, in which, it had a 97% economic interest. During 2010, the joint venture partner’s share of the loss in the operations of Redland Corporate Center was $2 thousand.

Same Property Net Operating Income

Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties whose period-over-period operations can be viewed on a comparative basis , is a primary performance measure the Company uses to assess the results of operations at its properties. Same Property NOI is a non-GAAP measure. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period and thus impact trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI because these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

2011 Compared with 2010

The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2011 compared with 2010:

(dollars in thousands)	Year Ended December 31,
	2011	2010	$ Change	% Change
Number of buildings(1)	159	159	—	—
Same property revenues
Rental	$103,677	$104,034	$(357)	(0.3)
Tenant reimbursements and other	22,219	23,532	(1,313)	(5.6)

Total same property revenues	125,896	127,566	(1,670)	(1.3)

Same property operating expenses

Property	27,895	29,386	(1,491)	(5.1)
Real estate taxes and insurance	11,373	11,759	(386)	(3.3)

Total same property operating expenses	39,268	41,145	(1,877)	(4.6)

Same property net operating income	$86,628	$86,421	$207	0.2

Reconciliation to net loss:
Same property net operating income	$86,628	$86,421
Non-comparable net operating income(2)(3)	27,146	3,305
General and administrative expenses	(16,027)	(14,523)
Depreciation and amortization	(59,997)	(41,217)
Other(4)	(38,979)	(43,023)
Discontinued operations	(7,523)	(2,638)

Net loss	$(8,752)	$(11,675)

	Full Year Weighted Average Occupancy
	2011	2010
Same Properties	83.7%	85.2%
Total	81.5%	84.6%

(1)	Represents properties owned for the entirety of the periods presented.
(2)

Non-comparable Properties include: RiversPark I and II, Three Flint Hill, NW, Battlefield Corporate Center, 500 First Street, NW, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, Mercedes Center, 1750 H Street, NW, Aviation Business Park, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, One Fair Oaks, Greenbrier Towers I & II, 1005 First Street, NE, 1200 17th Street, NW, Metro Place III & IV, Hillside Center, Airpark Place Business Center, Davis Drive, Goldenrod Lane, Woodlands Business Center, two buildings at Owings Mills Business Park, and Sterling Park – Building 7.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
(4)

Combines acquisition costs, impairment of real estate assets, change in contingent consideration related to acquisition of property, total other expenses, net and (provision) benefit for income taxes from the Company’s consolidated statements of operations.

Same Property NOI increased $0.2 million for the twelve months ended December 31, 2011 compared with the same period in 2010. Same property rental revenue decreased $0.4 million for the twelve months ended December 31, 2011 due to an increase in vacancy. Tenant reimbursements and other revenue decreased $1.3 million for the year ended December 31, 2011 as a result of a decrease in recoverable property operating expenses, primarily, related to snow and ice removal costs. Same property operating expenses decreased $1.5 million for the full year of 2011 due to lower snow and ice removal costs and reserves for anticipated bad debt expense. Real estate taxes and insurance expense decreased $0.4 million for the 2011 compared with 2010 due to lower tax assessments.

Maryland

	Year Ended December 31,
(dollars in thousands)	2011	2010	$ Change	% Change
Number of buildings(1)	56	56	—	—
Same property revenues
Rental	$32,875	$32,482	$393	1.2
Tenant reimbursements and other	6,934	6,996	(62)	(0.9)

Total same property revenues	39,809	39,478	331	0.8

Same property operating expenses
Property	8,128	8,940	(812)	(9.1)
Real estate taxes and insurance	3,695	3,845	(150)	(3.9)

Total same property operating expenses	11,823	12,785	(962)	(7.5)

Same property net operating income	$27,986	$26,693	$1,293	4.8

Reconciliation to total property operating income:
Same property net operating income	$27,986	$26,693
Non-comparable net operating income (2)(3)	5,214	811

Total property operating income	$33,200	$27,504

	Full Year Weighted Average Occupancy
	2011	2010
Same Properties	83.4%	83.8%
Total	77.4%	82.8%

(1)	Represents properties owned for the entirety of the periods presented.
(2)

Non-comparable Properties include: RiversPark I and II, Redland Corporate Center, Mercedes Center, Aviation Business Park, Merrill Lynch, Hillside Center, Goldenrod Lane, Woodlands Business Center, two buildings at Owings Mills Business Park and Airpark Place Business Center.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same Property NOI for the Maryland properties increased $1.3 million for the twelve months ended December 31, 2011 compared with the same period in 2010. Total same property revenues increased $0.3 million during 2011 primarily due to an increase in rental revenue. Total same property operating expenses for the Maryland properties decreased $1.0 million for the twelve months ended December 31, 2011 compared with 2010 primarily due to lower reserves for anticipated bad debt expense and snow and ice removal costs.

Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2011	2010	$ Change	% Change
Number of buildings(1)	49	49	—	—
Same property revenues
Rental	$32,496	$32,317	$179	0.6
Tenant reimbursements and other	6,822	7,297	(475)	(6.5)

Total same property revenues	39,318	39,614	(296)	(0.7)

Same property operating expenses
Property	8,405	8,583	(178)	(2.1)
Real estate taxes and insurance	3,863	3,861	2	(0.1)

Total same property operating expenses	12,268	12,444	(176)	(1.4)

Same property net operating income	$27,050	$27,170	$(120)	(0.4)

Reconciliation to total property operating income:
Same property net operating income	$27,050	$27,170
Non-comparable net operating income (loss)(2)(3)	4,906	(155)

Total property operating income	$31,956	$27,015

	Full Year Weighted Average Occupancy
	2011	2010
Same Properties	84.1%	84.5%
Total	79.2%	82.9%

(1)	Represents properties owned for the entirety of the periods presented.
(2)	Non-comparable Properties include Three Flint Hill, Atlantic Corporate Center, Cedar Hill I & III, One Fair Oaks, Metro Place III & IV, Davis Drive and Sterling Park – Building 7.
(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same Property NOI for the Northern Virginia properties decreased $0.1 million for the twelve months ended December 31, 2011 compared with the same period in 2010. Total same property revenues decreased $0.3 million during the twelve months ended December 31, 2011 compared with 2010 due to a decrease in recoverable property operating expenses, primarily, snow and ice removal costs. During 2011, total same property operating expenses decreased $0.2 million compared with 2010 due to a decrease in snow and ice removal costs.

Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2011	2010	$ Change	% Change
Number of buildings(1)	54	54	—	—
Same property revenues
Rental	$38,306	$39,236	$(930)	(2.4)
Tenant reimbursements and other	8,463	9,238	(775)	(8.4)

Total same property revenues	46,769	48,474	(1,705)	(3.5)

Same property operating expenses
Property	11,363	11,864	(501)	(4.2)
Real estate taxes and insurance	3,814	4,052	(238)	(5.9)

Total same property operating expenses	15,177	15,916	(739)	(4.6)

Same property net operating income	$31,592	$32,558	$(966)	(3.0)

Reconciliation to total property operating income:
Same property net operating income	$31,592	$32,558
Non-comparable net operating income(2)(3)	1,770	192

Total property operating income	$33,362	$32,750

	Full Year Weighted Average Occupancy
	2011	2010
Same Properties	83.7%	86.2%
Total	81.5%	86.3%

(1)	Represents properties owned for the entirety of the periods presented.
(2)	Non-comparable Properties include: Battlefield Corporate Center and Greenbrier Towers I&II.
(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same property NOI for the Southern Virginia properties decreased $1.0 million for the twelve months ended December 31, 2011 compared with the same period in 2010. Total same property revenues decreased $1.7 million primarily due to an increase in vacancy and a decrease in recoverable operating expenses. Total same property operating expenses decreased approximately $0.7 million during 2011 compared with 2010 due to a decrease in snow and ice removal costs and real estate taxes.

2010 Compared with 2009

The following tables of selected operating data provide the basis for our discussion of Same Property NOI in 2010 compared with 2009:

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings (1)	152	152	—	—
Same property revenues
Rental	$99,041	$99,194	$(153)	(0.2)
Tenant reimbursements and other	22,443	22,396	47	0.2

Total same property revenues	121,484	121,590	(106)	(0.1)

Same property operating expenses
Property	28,304	27,722	582	2.1
Real estate taxes and insurance	11,197	11,831	(634)	(5.4)

Total same property operating expenses	39,501	39,553	(52)	(0.1)

Same property net operating income	$81,983	$82,037	$(54)	(0.1)

Reconciliation to net (loss) income:
Same property net operating income	$81,983	$82,037
Non-comparable net operating income (loss)(2)(3)	7,743	1,594
General and administrative expenses	(14,523)	(13,219)
Depreciation and amortization	(41,217)	(38,556)
Other(4)	(43,023)	(26,532)
Discontinued operations	(2,638)	(1,268)

Net (loss) income	$(11,675)	$4,056

	Full Year Weighted Average Occupancy
	2010	2009
Same Properties	85.5%	87.6%
Total	84.4%	86.8%

(1)	Represents properties owned for the entirety of the periods presented.
(2)

Non-comparable Properties include: RiversPark I and II, Three Flint Hill, NW, Battlefield Corporate Center, 500 First Street, NW, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, Mercedes Center, 1750 H Street, NW, Aviation Business Park, Aquia Commerce Center I & II, Gateway West, Old Courthouse Square, Goldenrod Lane, Woodlands Business Center, two buildings at Owings Mills Business Park, and Airpark Place Business Center.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.
(4)

Combines acquisition costs, impairment of real estate assets, change in contingent consideration related to acquisition of property, total other expenses, net and (provision) benefit for income taxes from the Company’s consolidated statements of operations.

Same Property NOI decreased $0.1 million, or 0.1%, for the twelve months ended December 31, 2010 as compared with the same period in 2009. Same property rental revenue decreased $0.1 million for the twelve months ended December 31, 2010, primarily due to an increase in vacancy. Tenant reimbursements and other revenue increased slightly for the twelve months ended December 31, 2010 as a result of an increase in recoverable property operating expenses, primarily snow and ice removal costs. Total same property operating expenses decreased $0.1 million for the full year of 2010 due to lower real estate assessments and real estate tax rates on the Company’s Northern Virginia properties located in Fairfax County and Prince William County, Virginia. The reduction in real estate tax expense was partially offset by an increase in snow and ice removal costs, which were partially offset by a reduction in reserves for anticipated bad debt expense.

Maryland

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings (1)	52	52	—	—
Same property revenues
Rental	$28,829	$29,123	$(293)	(1.0)
Tenant reimbursements and other	6,179	6,073	106	1.7

Total same property revenues	35,008	35,196	(187)	(0.5)

Same property operating expenses
Property	7,978	7,942	37	0.5
Real estate taxes and insurance	3,502	3,415	88	2.6

Total same property operating expenses	11,480	11,357	125	1.1

Same property net operating income	$23,528	$23,839	$(312)	(1.3)

Reconciliation to total property operating income:
Same property net operating income	$23,528	$23,839
Non-comparable net operating income(2)(3)	3,976	2,114

Total property operating income	$27,504	$25,953

	Full Year Weighted Average Occupancy
	2010	2009
Same Properties	84.1%	87.2%
Total	82.0%	84.4%

(1)	Represents properties owned for the entirety of the periods presented.
(2)

Non-comparable Properties include: RiversPark I and II, Redland Corporate Center, Mercedes Center, Aviation Business Park, Merrill Lynch, Hillside Center, Gateway West, Old Courthouse Square, Goldenrod Lane, Woodlands Business Center, two buildings at Owings Mills Business Park, and Airpark Place Business Center.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same Property NOI for the Maryland properties decreased $0.3 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property revenues decreased $0.2 million during 2010 due to an increase in vacancy. Total same property operating expenses for the Maryland properties increased $0.1 million for the twelve months ended December 31, 2010 primarily due to an increase in snow and ice removal costs and real estate taxes.

Northern Virginia

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings(1)	46	46	—	—
Same property revenues
Rental	$30,976	$30,865	$111	0.4
Tenant reimbursements and other	7,026	7,483	(457)	(6.1)

Total same property revenues	38,002	38,348	(346)	(0.9)

Same property operating expenses
Property	8,462	8,663	(201)	(2.3)
Real estate taxes and insurance	3,643	4,169	(526)	(12.6)

Total same property operating expenses	12,105	12,832	(727)	(5.7)

Same property net operating income	$25,897	$25,516	$381	1.5

Reconciliation to total property operating income:
Same property net operating income	$25,897	$25,516
Non-comparable net operating income (loss)(2)(3)	1,118	(215)

Total property operating income	$27,015	$25,301

	Full Year Weighted Average Occupancy
	2010	2009
Same Properties	85.4%	88.1%
Total	83.8%	87.8%

(1)	Represents properties owned for the entirety of the periods presented.
(2)

Non-comparable Properties include: Three Flint Hill, Atlantic Corporate Center, Cedar Hill I & III, One Fair Oaks, Metro Place III & IV, Davis Drive, Aquia Commerce Center I & II and Sterling Park – Building 7.

(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same Property NOI for the Northern Virginia properties increased $0.4 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property revenues decreased $0.3 million during the twelve months ended December 31, 2010 compared with 2009 as increases in rental rates were offset by an increase in vacancy. During 2010, total same property operating expenses decreased $0.7 million compared with 2009 as decreases in real estate taxes and utility expenses, along with a decline in reserves for bad debt, were partially offset by an increase in snow and ice removal costs.

Southern Virginia

	Year Ended December 31,
(dollars in thousands)	2010	2009	$ Change	% Change
Number of buildings (1)	54	54	—	—
Same property revenues
Rental	$39,236	$39,206	$30	0.1
Tenant reimbursements and other	9,238	8,840	398	4.5

Total same property revenues	48,474	48,046	428	0.9

Same property operating expenses
Property	11,864	11,117	747	6.7
Real estate taxes and insurance	4,052	4,247	(195)	(4.6)

Total same property operating expenses	15,916	15,364	552	3.6

Same property net operating income	$32,558	$32,682	$(124)	(0.4)

Reconciliation to total property operating income:
Same property net operating income	$32,558	$32,682
Non-comparable net operating income (loss)(2)(3)	192	(305)

Total property operating income	$32,750	$32,377

	Full Year Weighted Average Occupancy
	2010	2009
Same Properties	86.2%	87.3%
Total	86.3%	87.3%

(1)	Represents properties owned for the entirety of the periods presented.
(2)	Non-comparable Properties include: Battlefield Corporate Center.
(3)	Non-comparable property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

Same property NOI for the Southern Virginia properties decreased $0.1 million for the twelve months ended December 31, 2010 compared with the same period in 2009. Total same property revenues increased $0.4 million primarily due to an increase in recoverable operating expenses. Total same property operating expenses increased approximately $0.5 million during 2010 compared with 2009 due to an increase in snow and ice removal costs, which was partially offset by a decrease in real estate tax expense.

Liquidity and Capital Resources

Overview

The Company seeks to maintain a flexible balance sheet, with an appropriate balance of cash, debt, equity and available funds under its unsecured revolving credit facility, to readily provide access to capital given the volatility of the market and to position itself to take advantage of potential growth opportunities. The Company expects to meet short-term liquidity requirements generally through working capital, net cash provided by operations, and, if necessary, borrowings on its unsecured revolving credit facility. The Company’s short-term obligations consist primarily of the lease for its corporate headquarters, normal recurring operating expenses, regular debt payments, recurring expenditures for corporate and administrative needs, non-recurring expenditures such as capital improvements, tenant improvements and redevelopments, leasing commissions and dividends to preferred and common shareholders.

Over the next twelve months, the Company believes that it will generate sufficient cash flow from operations and have access to the capital resources, through debt and equity markets, necessary to expand and develop its business, to fund its operating and administrative expenses, to continue to meet its debt service obligations and to pay distributions in accordance with REIT requirements. However, the Company’s cash flow from operations and ability to access the debt and equity markets could be adversely affected due to uncertain economic factors and volatility in the financial and credit markets. In particular, the Company cannot assure that its tenants will not default on their leases or fail to make full rental payments if their businesses are challenged due to, among other things, the economic conditions (particularly if the tenants are unable to secure financing to operate their businesses). This may be particularly true for the Company’s tenants that are smaller companies. Further, approximately 10% of the Company’s annualized base rent is scheduled to expire during the next twelve months and, if it is unable to renew these leases or re-let the space, its cash flow could be negatively impacted. In addition, the Company’s ability to access debt and equity markets could be adversely affected if the Company is unable to maintain compliance with the financial and operating covenants included in its debt agreements.

The Company also believes, based on its historical experience and forecasted operations, that it will have sufficient cash flow or access to capital to meet its obligations over the next five years. The Company intends to meet long-term funding requirements for property acquisitions, development, redevelopment and other non-recurring capital improvements through net cash provided from operations, long-term secured and unsecured indebtedness, including borrowings under its unsecured revolving credit facility, unsecured term loans, secured term loans and unsecured senior notes, proceeds from disposal of strategically identified assets (outright or through joint ventures) and the issuance of equity and debt securities including common shares through its controlled equity offering program. The amount of unused commitments under the unsecured revolving credit facility was $101.0 million at February 24, 2012.

Financing Activity

Equity Offerings

In January 2011, the Company issued 4.6 million 7.750% Series A Preferred Shares at a price of $25.00 per share, which generated proceeds of $111.0 million, net of issuance costs. Dividends on the Series A Preferred Shares are cumulative from the date of original issuance and payable on a quarterly basis beginning on February 15, 2011. The Company used the proceeds from the issuance of its Series A Preferred Shares to pay down $105.0 million of the outstanding balance on its unsecured revolving credit facility and for other general corporate purposes.

During 2011, the Company sold 0.3 million common shares through its controlled equity offering program at a weighted average offering price of $14.19 per share, generating net proceeds of $3.6 million. The Company used the proceeds for general corporate purposes. Through February 2012, the Company sold 0.2 million common shares through its controlled equity offering program at a weighted average offering price of $14.83 per share, generating net proceeds of $3.6 million. At February 29, 2012, the Company had 4.3 million common shares available for issuance under its controlled equity offering program.

Unsecured Revolving Credit Facility

On June 16, 2011, the Company amended and restated its unsecured revolving credit facility. Under the new agreement, the capacity on the Company’s unsecured revolving credit facility was expanded from $225 million to $255 million and the maturity date was extended to January 2014 with a one-year extension at the Company’s option, which it intends to exercise. The interest rate on the unsecured revolving credit facility decreased from a range of LIBOR plus 275 to 375 basis points to a range of LIBOR plus 200 to 300 basis points, depending on the Company’s overall leverage. At December 31, 2011, LIBOR was 0.30% and the applicable spread on the Company’s unsecured revolving credit facility was 250 basis points.

Unsecured Term Loan

On July 18, 2011, the Company entered into a three-tranche $175.0 million unsecured term loan and used the proceeds to repay a $50.0 million secured term loan, to pay down $117.0 million of the outstanding balance under its unsecured revolving credit facility and for other general corporate purposes. The unsecured term loan’s three tranches have maturity dates staggered in one-year intervals, beginning June 18, 2016. On December 29, 2011, the Company increased its three-tranche unsecured term loan from $175.0 million to $225.0 million pursuant to the accordion feature of the term loan and used the proceeds to repay $49.0 million of the outstanding balance under its unsecured revolving credit facility and for other general corporate purposes. In February 2012, the Company further expanded its unsecured term loan to $300.0 million and used the proceeds to repay $73.0 million of the outstanding balance under the unsecured revolving credit facility and other general corporate purposes.

Secured Term Loans

On December 29, 2009, the Company refinanced a $50.0 million secured term loan, issued in August 2007, which resulted in the repayment of $10.0 million of the principal balance and the restructuring of the remaining balance. The remaining balance was divided into four $10.0 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011 and ending on January 15, 2014. On January 14, 2011, the Company repaid the first $10.0 million loan with available cash. On January 13, 2012, the Company repaid the second $10.0 million loan with available cash. At December 31, 2011, the loan’s applicable interest rate was LIBOR plus 350 basis points, which increased by 100 basis points on January 1, 2012 and will increase by 100 basis points every year, to a maximum of 550 basis points. Interest on the loan is payable on a monthly basis.

On December 29, 2009, the Company repaid $30.0 million of the $50.0 million outstanding balance of a secured term loan, which was issued in August 2008, with borrowings on its unsecured revolving credit facility. The repayment did not impact the terms of the secured term loan. On August 11, 2011, the Company repaid its $20.0 million secured term loan with borrowings under its unsecured revolving credit facility.

Exchangeable Senior Notes

In December 2011, the Company repaid the outstanding balance of $30.4 million on its Exchangeable Senior Notes with borrowings under its unsecured revolving credit facility. The Exchangeable Senior Notes were issued in December 2006, with an original face value of $125.0 million, for net proceeds of $122.2 million. The Exchangeable Senior Notes were exchangeable into the Company’s common shares, which was adjusted for, among other things, the payment of dividends to the Company’s common shareholders. During 2011, each $1,000 principal amount of the Exchangeable Senior Notes was convertible into 28.039 shares for a total of approximately 0.9 million shares, which was equivalent to an exchange rate of $35.66 per Company common share.

At the time of issuance of the Exchangeable Senior Notes, the Company used $7.6 million of the proceeds to purchase a capped call option that was designed to reduce the potential dilution of common shares upon the exchange of the notes and protect the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. The capped call option associated with the Exchangeable Senior Notes was effectively terminated on the notes’ retirement date.

Mortgage Debt

The Company has issued or assumed the following mortgages since January 1, 2010 (dollars in thousands):

Month	Year	Property	Effective Interest Rate	Amount
November	2011	Hillside Center	4.62%	$14,154
April	2011	One Fair Oaks	6.72%	52,909
March	2011	840 First Street, NE	6.05%	56,482
February	2011	Cedar Hill	6.58%	16,187
February	2011	Merrill Lynch Building	7.29%	13,796
December	2010	Mercedes Center – Note 1	6.04%	4,761
December	2010	Mercedes Center – Note 2	6.30%	9,938
October	2010	Battlefield Corporate Center	4.40%	4,300
June	2010	500 First Street, NW	5.79%	39,000

				$211,527

The Company has repaid the following mortgages since January 1, 2010 (dollars in thousands):

Month	Year	Property	Effective Interest Rate	Amount
February	2012	Campus at Metro Park North	5.25%	$21,618
July	2011	4612 Navistar Drive	5.20%	11,941
July	2011	403/405 Glenn Drive	5.50%	7,807
April	2011	Aquia Commerce Center I	7.28%	318
January	2011	Indian Creek Court	5.90%	11,982
December	2010	Enterprise Center	5.20%	16,712
November	2010	Park Central II	5.66%	5,305
June	2010	4212 Tech Court	8.53%	1,654

				$77,337

The Company’s ability to raise funds through sales of debt and equity securities and access other third party sources of capital in the future will be dependent on, among other things, general economic conditions, general market conditions for REITs, rental rates, occupancy levels, market perceptions and the trading price of the Company’s shares. The Company will continue to analyze which sources of capital are most advantageous to it at any particular point in time, but the capital markets may not be consistently available on terms the Company deems attractive, or at all.

Distributions

The Company is required to distribute to its shareholders at least 90% of its REIT taxable income in order to qualify as a REIT, including some types of taxable income it recognizes for tax purposes but with regard to which it does not receive corresponding cash. In addition, the Company must distribute to its shareholders 100% of its taxable income to eliminate its U.S. federal income tax liability. Funds used by the Company to pay dividends on its common shares are provided through distributions from the Operating Partnership. For every common share of the Company, the Operating Partnership has issued to the Company a corresponding common unit. The Company is the sole general partner of and, as of December 31, 2011, owned 94.5% interest in, the Operating Partnership’s units. The remaining interests in the Operating Partnership are limited partnership interests, some of which are owned by several of the Company’s executive officers and trustees who contributed properties and other assets to the Company upon its formation, and other unrelated parties. The Operating Partnership is required to make cash distributions to the Company in an amount sufficient to meet its distribution requirements. The cash distributions by the Operating Partnership reduce the amount of cash that is available for general corporate purposes, which includes repayment of debt, funding acquisitions or construction activities, and for other corporate operating activities. On a quarterly basis, the Company’s management team recommends a distribution amount that is approved by the Company’s Board of Trustees. The amount of future distributions will be based on taxable income, cash from operating activities and available cash and will be at the discretion of the Company’s Board of Trustees. The Company’s ability to make cash distributions will also be limited by the covenants contained in our Operating Partnership agreement and our financing arrangements as well as limitations imposed by state law and the agreements governing any future indebtedness. See “Item 1A – Risk Factors – Risks Related to Our Business and Properties – Covenants in our debt agreements could adversely affect our liquidity and financial condition” and “—Financial Covenants” below for additional information regarding the financial covenants.

Cash Flows

Due to the nature of the Company’s business, it relies on working capital and net cash provided by operations and, if necessary, borrowings under its unsecured revolving credit facility to fund its short-term liquidity needs. Net cash provided by operations is substantially dependent on the continued receipt of rental payments and other expenses reimbursed by the Company’s tenants. The ability of tenants to meet their obligations, including the payment of rent contractually owed to the Company, and the Company’s ability to lease space to new or replacement tenants on favorable terms, could affect the Company’s cash available for short-term liquidity needs. The Company intends to meet short and long term funding requirements for debt maturities, interest payments, dividend distributions and capital expenditures through cash flow provided by operations, long-term secured and unsecured indebtedness, including borrowings under its unsecured revolving credit facility, proceeds from asset disposals and the issuance of equity and debt securities. However, the Company may not be able to obtain capital from such sources on favorable terms, in the time period it desires, or at all. In addition, the Company’s continued ability to borrow under its existing debt instruments is subject to compliance with their financial and operating covenants and a failure to comply with such covenants could cause a default under the applicable debt agreement. In the event of a default, the Company may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all.

The Company could also fund building acquisitions, development, redevelopment and other non-recurring capital improvements through additional borrowings, issuance of Operating Partnership units or sales of assets, outright or through joint ventures.

Consolidated cash flow information is summarized as follows:

	Year Ended December 31,			Change
(amounts in thousands)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Cash provided by operating activities	$38,047	$36,664	$40,008	$1,383	$(3,344)
Cash used in investing activities	(183,611)	(349,808)	(62,938)	166,197	(286,870)
Cash provided by financing activities	129,033	337,104	15,898	208,071	321,206

Comparison of the Years Ended December 31, 2011 and 2010

Net cash provided by operating activities increased $1.4 million in 2011 compared with 2010, primarily due to increases in the Company’s net operating income in 2011 and rents received in advance. The increase in cash provided by operations was partially offset by increases in cash used to fund escrow and reserve accounts, which is primarily due to assumed mortgages associated with the Company’s recent property acquisitions, accounts and other receivables and deferred costs.

Net cash used in investing activities decreased $166.2 million during 2011 compared with 2010 primarily due to a decrease in cash used to acquire properties. During 2011, the Company acquired seven properties for $268.6 million compared with the acquisition of eight properties for $286.2 million in 2010. The 2011 acquisitions were partially funded by the assumption of mortgage debt totaling $153.5 million and the issuance of Operating Partnership units valued at $28.8 million compared with the 2010 acquisitions, which were partially funded with the assumption of $14.7 million of mortgage debt and the issuance of Operating Partnership units valued at $3.5 million. The decrease in cash used in investing activities was also due to an increase in proceeds from the disposition of properties during 2011 compared with 2010 as the Company sold three properties in 2011 for net proceeds of $26.9 million compared with the sale of two properties for net proceeds of $11.4 million in 2010. The decrease in cash used in investing activities was partially offset by an increase in cash used to acquire joint venture interests as the Company acquired two joint venture interests in 2011 for $48.9 million compared with the acquisition of two joint venture interests for $21.0 million in 2010. Also, cash used in construction activities and additions to rental properties increased $27.1 million in 2011 compared with 2010 due to increased spending associated with new tenants and an increase in the Company’s development activities as the Company completed significant construction projects at Sterling Business Park and Three Flint Hill during 2011.

Net cash provided by financing activities decreased $208.1 million during 2011 compared with 2010 as the Company required less cash from external sources to fund its acquisitions. During 2011, the Company issued $506.0 million of debt and repaid $438.9 million of its outstanding debt compared with the issuance of $362.0 million of debt and the repayment of $258.3 million of outstanding debt in 2010. The increased debt refinancing activity in 2011 compared with 2010 resulted in $3.1 million of additional financing costs. During 2011, the Company issued preferred shares for net proceeds of $111.0 million and common shares for net proceeds of $3.6 million compared with the issuance of common shares for net proceeds of $264.6 million in 2010. The issuance of additional common and preferred shares resulted in additional dividend payments on its common and preferred shares of $18.6 million in 2011 compared 2010.

Comparison of the Years Ended December 31, 2010 and 2009

Net cash provided by operating activities decreased $3.3 million in 2010 compared with 2009, primarily due to a net loss of $11.7 million incurred during the year ended December 31, 2010 compared with net income of $4.1 million for the year ended December 31, 2009. The decrease in net (loss) income was primarily due to an increase in acquisition costs of $6.1 million during 2010 compared with 2009 as the Company acquired ten properties, including two through unconsolidated joint ventures, in 2010 compared with the acquisition of two properties in 2009. Also, the decline in net (loss) income in 2010 was due to additional snow and ice removal expenses, net of recoveries, incurred in the first quarter of 2010 compared with 2009. The decrease in cash provided by operating activities was also due to a reduction of rents received in advance due to the timing of payments during 2010 compared with 2009.

Net cash used in investing activities increased $286.9 million during 2010 compared with 2009. The increase in cash used for investing activities is primarily due to an increase in property acquisitions in 2010 as the Company acquired eight consolidated properties compared with the acquisition of two consolidated properties in 2009. The Company also acquired a parcel of land for $3.2 million in 2010. The Company paid $21.0 million in 2010 to invest in two separate unconsolidated joint ventures. In 2010, the Company provided a $24.8 million subordinated loan to the owners of 950 F Street, NW in Washington, D.C., which is secured by a portion of the owners’ interest in the property. At December 31, 2010, the Company had paid $7.4 million in deposits on potential acquisitions compared with $0.5 million of deposits at December 31, 2009. During the second quarter of 2010, the Company sold its Deer Park and 7561 Lindbergh Drive properties for net proceeds of $11.4 million. The Company did not dispose of any properties during 2009. On January 1, 2010, the Company deconsolidated a joint venture that owns RiversPark I. As a result, $0.9 million of cash held by RiversPark I was removed from the Company’s consolidated financial statements. The increase in cash used in investing activities was also attributable to a $4.6 million increase in additions to construction in progress as the Company experienced a higher volume of development and redevelopment activity in 2010 compared with 2009.

Net cash provided by financing activities increased $321.2 million during 2010 compared with 2009. During 2010, the Company issued $362.0 million of debt, which consisted of borrowings from the Company’s unsecured revolving credit facility totaling $254.0 million, mortgage loans totaling $58.0 million encumbering three of the Company’s 2010 acquisitions and the issuance of a $50.0 million senior secured term loan used to partially fund the acquisition of Redland Corporate Center, compared with the issuance of $109.5 million of debt issuances in 2009. The increase in cash provided by financing activities was also attributed to the issuance of 18.3 million of the Company’s common shares in 2010, for net proceeds of $264.6 million. The proceeds were used to repay a portion of the Company’s outstanding revolving credit facility during 2010, to fund acquisitions and for other general corporate purposes. In 2009, the Company issued 2.8 million shares of common stock, through its controlled equity offering program, for net proceeds of $29.5 million. The increase in proceeds from the Company’s debt and equity issuances in 2010 compared with 2009 were used to acquire properties and refinance existing debt, as the Company repaid $258.3 million in 2010 compared with $92.6 million in 2009. The Company’s equity issuances have resulted in an increase in its outstanding common shares, which have resulted in a $2.3 million increase in dividends paid in 2010 compared with 2009.

Property Acquisitions and Dispositions

The Company had the following consolidated acquisitions and dispositions during 2011 and 2010 (in thousands, except square feet and percentages)

Acquisitions	Reporting Segment	Acquisition Date	Property Type	Square Feet	Aggregate Purchase Price	Mortgage Debt Assumed	Capitalization Rate(1)
440 First Street, NW(2)(3)	Washington, D.C.	1/11/2011	Office	—	$8,000	$—	N/A
Cedar Hill / Merrill Lynch Building	Northern Virginia / Maryland	2/22/2011	Office	240,309	33,795	29,982	8.5%
840 First Street, NE	Washington, D.C.	3/25/2011	Office	248,576	97,738	56,482	8.6%
One Fair Oaks	Northern Virginia	4/8/2011	Office	214,214	58,036	52,909	8.1%
Greenbrier Towers	Southern Virginia	7/19/2011	Office	171,902	16,641	—	8.7%
1005 First Street, NE	Washington, D.C.	8/4/2011	Office	30,414	45,240	—	6.5%
Hillside Center	Maryland	11/18/2011	Office	86,189	17,124	14,154	8.4%
Three Flint Hill(3)	Northern Virginia	4/28/2010	Office	173,762	13,653	—	N/A
500 First Street, NW	Washington, D.C.	6/30/2010	Office	129,035	67,838	—	7.5%
Battlefield Corporate Center	Southern Virginia	10/28/2010	Office	96,720	8,310	—	8.7%
Redland Corporate Center(4)	Maryland	11/10/2010	Office	347,462	86,358	—	8.6%
Atlantic Corporate Park(4)	Northern Virginia	11/19/2010	Office	220,610	22,550	—	8.6%
1211 Connecticut Ave, NW	Washington, D.C.	12/9/2010	Office	125,119	49,500	—	7.2%
440 First Street, NW(2)	Washington, D.C.	12/28/2010	Office	105,000	15,311	—	N/A
Mercedes Center	Maryland	12/29/2010	Industrial	295,673	22,641	14,699	10.1%

				2,484,985	$562,735	$168,226

Dispositions	Reporting Segment	Disposition Date	Property Type	Square Feet	Sale Proceeds	Gain on Sale	Capitalization Rate(5)
Aquia Commerce Center I & II	Northern Virginia	6/22/2011	Office	64,488	$11,251	$1,954	8.7%
Gateway West	Maryland	5/27/2011	Office	111,481	4,809	—	3.8%
Old Courthouse Square	Maryland	2/18/2011	Retail	201,208	10,824	—	4.9%
7561 Lindbergh Drive	Maryland	6/16/2010	Industrial Business	36,000	3,911	557	8.3%
Deer Park	Maryland	4/23/2010	Park	171,125	7,511	—	7.5%

				584,302	$38,306	$2,511

(1)	Capitalization rates are calculated based on annual anticipated net operating income divided by the purchase price.
(2)

On December 28, 2010, the Company acquired 440 First Street, NW, a vacant eight-story, 105,000 square foot office building in Washington, D.C., for $15.3 million. On January 11, 2011, the Company purchased the fee interest in the property’s ground lease for $8.0 million.

(3)	The property was placed into redevelopment subsequent to acquisition.
(4)	At acquisition, the property had substantial vacancy and the capitalization rate reflects the return upon the property reaching stabilization.
(5)	Capitalization rates are calculated based on annual net operating income divided by the selling price.

Debt

The following table sets forth certain information with respect to the Company’s outstanding indebtedness at December 31, 2011 (dollars in thousands).

(dollars in thousands)	Effective Interest Rate		Balance at December 31, 2011	Annualized Debt Service	Maturity Date	Balance at Maturity
Fixed Rate Debt
Campus at Metro Park North(1)	5.25%		$21,692	$2,028	2/11/2012	$21,618
One Fair Oaks	6.72%		52,604	3,306	6/11/2012	52,400
1434 Crossways Boulevard Building II	5.38%		9,099	826	8/5/2012	8,866
Crossways Commerce Center	6.70%		23,720	2,087	10/1/2012	23,313
Newington Business Park Center	6.70%		14,963	1,316	10/1/2012	14,706
Prosperity Business Center	5.75%		3,381	305	1/1/2013	3,242
Cedar Hill	6.58%		15,838	1,336	2/11/2013	15,364
Merrill Lynch Building	7.29%		13,571	1,155	2/13/2013	13,273
1434 Crossways Boulevard Building I	5.38%		7,943	665	3/5/2013	7,597
Linden Business Center	5.58%		6,918	512	10/1/2013	6,596
840 First Street, NE	6.05%		55,745	4,272	10/1/2013	53,877
Owings Mills Business Center	5.75%		5,338	425	3/1/2014	5,066
Annapolis Business Center	6.25%		8,360	665	6/1/2014	8,010
Cloverleaf Center	6.75%		16,908	1,464	10/8/2014	15,953
Plaza 500, Van Buren Office Park, Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center, Northridge and 15395 John Marshall Highway	5.19%		97,681	5,070	8/1/2015	91,588
Hanover Business Center:
Hanover Building D	6.63%		520	161	8/1/2015	13
Hanover Building C	6.63%		920	186	12/1/2017	13
Chesterfield Business Center:
Chesterfield Buildings C, D, G and H	6.63%		1,369	414	8/1/2015	34
Chesterfield Buildings A, B, E and F	6.63%		2,235	291	6/1/2021	26
Mercedes Center—Note 1	6.04%		4,713	424	1/1/2016	3,965
Mercedes Center—Note 2	6.30%		9,722	819	1/1/2016	8,639
Gateway Centre Manassas Building I	5.88%		1,016	219	11/1/2016	—
Hillside Center	4.62%		14,122	79	12/6/2016	12,160
500 First Street, NW	5.79%		38,277	2,722	7/1/2020	32,000
Battlefield Corporate Center	4.40%		4,149	320	11/1/2020	2,618
Airpark Business Center	6.63%		1,219	173	6/1/2021	14

	5.93	%(2)	432,023	31,240		400,951

Senior Unsecured Debt
Series A Notes	6.41%		37,500	2,404		6/15/2013	37,500
Series B Notes	6.55%		37,500	2,456		6/15/2016	37,500

Total Fixed Rate Debt	6.01	%(2)	$507,023	$36,100			475,951

Variable Rate Debt
Secured Term Loan(3)
Loan B(3)	LIBOR+3.50%		$10,000	$380		1/15/2012	$10,000
Loan C	LIBOR+3.50%		10,000	380		1/15/2013	10,000
Loan D	LIBOR+3.50%		10,000	380		1/15/2014	10,000
Unsecured Revolving Credit Facility(4)(5)	LIBOR+2.50%		183,000	5,124		1/15/2015	183,000
Unsecured Term Loan(6)
Tranche A	LIBOR+2.15%		60,000	1,470		7/18/2016	60,000
Tranche B	LIBOR+2.25%		85,000	2,168		7/18/2017	85,000
Tranche C	LIBOR+2.30%		80,000	2,080		7/18/2018	80,000

Total Variable Rate Debt	2.74	%(2)	$438,000	$11,982			$438,000

Total at December 31, 2011	4.81	%(2)(7)	$945,023	$48,082	(8)		$913,951

(1)	In February 2012, the Company repaid the $21.6 million mortgage encumbering Campus at Metro Park North with available cash.
(2)	Represents the weighted average interest rate.
(3)

Interest on the loan increases by 100 basis points each year on January 1st, to a maximum of 550 basis points. On January 1, 2012, the loan’s applicable interest rate increased to LIBOR plus 4.50%. In January 2012, the Company repaid the $10.0 million balance of Loan B with available cash.

(4)	The unsecured revolving credit facility matures in January 2014 with a one-year extension at the Company’s option, which it intends to exercise.
(5)

As of December 31, 2011, the borrowing base for the Company’s unsecured revolving credit facility included the following properties: 13129 Airpark Road, Virginia Center Technology Park, Airpark Place Business Center, Crossways II, Reston Business Campus, Cavalier Industrial Park, Gateway Centre Manassas (Building II), Diamond Hill Distribution Center, Linden Business Center (Building I), Hampton Roads Center, River’s Bend Center, Crossways I, Sterling Park Business Center, Sterling Park Land, 1408 Stephanie Way, Gateway 270, Gateway II, Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen, Ammendale Commerce Center, River’s Bend Center II, Park Central (Building V), Hanover AB, Herndon Corporate Center, 6900 English Muffin Way, 4451 Georgia Pacific, Goldenrod Lane, Patrick Center, West Park, Woodlands Business Center, Worman’s Mill Court, Girard Business Center, Girard Place, Owings Mills Commerce Center, 4200 Tech Court, Park Central I, Triangle Business Center, Corporate Campus at Ashburn Center, Enterprise Center, Interstate Plaza, 4212 Tech Court, Park Central II, 1211 Connecticut Ave, NW, Atlantic Corporate Park, Indian Creek, Greenbrier Towers, 403&405 Glenn Drive, 4612 Navistar Drive, Redland Corporate Center, Norfolk Commerce Park and Windsor at Battlefield.

(6)	The Company expanded the loan by an additional $75.0 million in February 2012 to a total indebtedness of $300.0 million.
(7)

During 2011, the Company had fixed LIBOR on $200.0 million of its variable rate debt through six interest rate swap agreements. On January 18, 2012, the Company fixed LIBOR at 1.394% on $25.0 million of its variable rate debt through an interest rate swap agreement that matures on July 18, 2018.

(8)	During 2011, the Company paid approximately $7.4 million in principal payments on its mortgage debt, which excludes $32.0 million related to mortgage debt that was repaid in 2011.

All of our outstanding debt contains customary, affirmative covenants including financial reporting, standard lease requirements and certain negative covenants. The Company is also subject to cash management agreements with most of its mortgage lenders. These agreements require that revenue generated by the subject property be deposited into a clearing account and then swept into a cash collateral account for the benefit of the lender from which cash is distributed only after funding of improvement, leasing and maintenance reserves and payment of debt service, insurance, taxes, capital expenditures and leasing costs.

Senior Notes

On June 22, 2006, the Operating Partnership completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction was comprised of $37.5 million in 7-year Series A Senior Notes, maturing on June 15, 2013 and bearing a fixed interest rate of 6.41%, and $37.5 million in 10-year Series B Senior Notes, maturing on June 15, 2016 and bearing a fixed interest rate of 6.55% (collectively, the “Senior Notes”). Interest is payable for the Senior Notes on June 15 and December 15 of each year beginning December 15, 2006. The Senior Notes are equal in right of payment with all the Operating Partnership’s other senior unsubordinated indebtedness. As of December 31, 2011, the weighted average interest rate on the Senior Notes was 6.48%. As of December 31, 2011, the Company was in compliance with all of the financial covenants of the Senior Notes. See “—Financial Covenants” below for additional information regarding the financial covenants under the Senior Notes.

Financial Covenants

The Company’s outstanding corporate debt agreements contain specific financial covenants that may impact future financing decisions made by the Company or may be impacted by a decline in operations. These covenants differ by debt instrument and relate to the Company’s allowable leverage, minimum tangible net worth, fixed charge coverage and other financial metrics. As of December 31, 2011, the Company was in compliance with all of the financial covenants of its outstanding debt agreements.

At December 31, 2011, the Company was near the required ratios or thresholds for certain of the covenants, including the consolidated debt yield and distribution payout ratio under the Senior Notes, the unencumbered pool leverage ratio of the revolving credit facility and unsecured term loan, and the maximum consolidated total indebtedness under the revolving credit facility, unsecured term loan, secured term loan and Senior Notes. The consolidated debt yield covenant under the Senior Notes is currently being impacted by three significant factors—vacancy in certain of the Company’s operating properties and related tenant improvement costs incurred in connection with the lease up those properties, the impact of acquisition costs and the Company’s overall leverage levels. The impact of acquisition costs is unique to the calculation of the consolidated debt yield covenant in the Senior Notes. As a result of the stress on the consolidated debt yield covenant, the Company may be limited in its ability to pursue additional developments, redevelopments or acquisitions that may not be initially accretive to its results of operations but would otherwise be in the best interests of the Company’s shareholders. The dividend payout ratio covenant under the Senior Notes also is currently impacted by, among other things, impairment charges, which reduce FFO solely for purposes of this covenant calculation. As such, the Company may be required to limit or restrict its ability to sell underperforming properties, which may otherwise be in the best interests of the shareholders, and/or curtail its distributions to common shareholders if the Company otherwise determines that the dividend payout ratio would be adversely impacted. In addition, as a result of the stress on these covenants, the Company’s ability to draw on the revolving credit facility or incur other additional debt may be limited, and the Company may be forced to raise additional equity to repay the Senior Notes or other debt.

Moreover, the Company’s continued ability to borrow under the revolving credit facility is subject to compliance with financial and operating covenants, and a failure to comply with any of these covenants could result in a default under the credit facility. As noted above, the Company is near the required ratios or thresholds for certain of the financial covenants in its debt agreements and can provide no assurance that it will be able to continue to comply with these covenants in future periods. These debt agreements also contain cross-default provisions that would be triggered if the Company is in default under other loans in excess of certain amounts. For example, an event of default under the Senior Notes would create an event of default under our other senior debt instruments. In the event of a default, the lenders could accelerate the timing of payments under the debt obligations and the Company may be required to repay such debt with capital from other sources, which may not be available on attractive terms, or at all, which would have a material adverse effect on the Company’s liquidity, financial condition, results of operations and ability to make distributions to our shareholders.

Below is a summary of certain financial covenants associated with the Company’s outstanding debt at December 31, 2011 (dollars in thousands):

Unsecured Revolving Credit Facility and Term Loans

	Credit Facility / Unsecured and Secured Term Loans		Covenant
Unencumbered Pool Leverage(1)	55.5%		≤ 60.0%
Unencumbered Pool Debt Service Coverage Ratio(1)	4.23	x	≥ 1.75	x
Maximum Consolidated Total Indebtedness	56.4%		≤ 60.0%
Minimum Tangible Net Worth	$ 796,504		≥$698,857
Consolidated Debt Yield(2)	11.7%		≥ 11.0%
Maximum Dividend Payout Ratio(3)	75.3%		≤ 95%

Fixed Charge Coverage Ratio	1.86	x	≥ 1.50	x

Restricted Investments
Joint Ventures	3.8%	≤ 10%
Construction in Progress	6.0%	≤ 20%
Undeveloped Land	1.8%	≤ 5%
Structured Finance Investment	3.0%	≤ 10%
Total Restricted Investments	14.6%	≤ 30%

Restricted Indebtedness
Unhedged Variable Rate Debt	13.0%	≤ 25%
Maximum Secured Debt	29.1%	≤ 40%
Maximum Secured Recourse Debt	2.5%	≤ 15%

(1)	Does not apply to secured term loan.
(2)	The calculation of the consolidated debt yield under the credit facility and term loans excludes acquisition costs.
(3)	The maximum dividend payout ratio under the credit facility and term loans excludes impairment write-downs of depreciable assets for the calculation of FFO.

Senior Notes

	Senior Notes		Covenant
Unencumbered Pool Leverage	1.65	x	≥ 1.50	x
Unencumbered Pool Debt Service Coverage Ratio	4.0	x	≥ 1.75	x
Maximum Consolidated Total Indebtedness	59.5%		≤ 65%
Minimum Tangible Net Worth	$729,800		≥ $698,857
Consolidated Debt Yield(1)	11.1%		≥ 11.0%
Maximum Dividend Payout Ratio(2)	93.1%		≤ 95%
Fixed Charge Coverage Ratio	1.70	x	≥ 1.50	x
Maximum Secured Debt	29.4%		≤ 40%

(1)	The calculation of the consolidated debt yield under the Senior Notes includes acquisition costs.
(2)	The maximum dividend payout ratio under the Senior Notes includes impairment write-downs of depreciable assets for the calculation of FFO.

The Company and the holders of the Senior Notes had a disagreement regarding the appropriate calculations of the consolidated debt yield and dividend payout ratio covenants. This disagreement related to, among other things, the treatment of acquisition costs in the calculation of the consolidated debt yield covenant and the treatment of impairment costs in the calculation of FFO in connection with the dividend payout ratio. Although the Company was in compliance with both covenants as of December 31, 2011, the Company can provide no assurance that the noteholders will not seek to declare an event of default and accelerate maturity of the Senior Notes. The Company, has and will calculate the covenants using only the noteholders’ methodology.

Derivative Financial Instruments

The Company is exposed to certain risks arising from business operations and economic factors. The Company uses derivative financial instruments to manage exposures that arise from business activities in which its future exposure to interest rate fluctuations is unknown. The objective in the use of an interest rate derivative is to add stability to interest expenses and manage exposure to interest rate changes. No hedging activity can completely insulate the Company from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect the Company or adversely affect it because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which the Company seeks protection;

•	the duration of the hedge may not match the duration of the related liability;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs the Company’s ability to sell or assign its side of the hedging transaction.

The Company enters into interest rate swap agreements to hedge its exposure on its variable rate debt against fluctuations in prevailing interest rates. The interest rate swap agreements fix LIBOR to a specified interest rate; however, the swap agreements do not affect the contractual spreads associated with each variable debt instrument’s applicable interest rate.

At December 31, 2011, the Company had hedged $200.0 million of its variable rate debt through six interest rate swap agreements that are summarized below (dollars in thousands):

Effective Date	Maturity Date	Amount	Interest Rate Contractual Component	Fixed LIBOR Interest Rate
January 2011	January 2014	$50,000	LIBOR	1.474%
July 2011	July 2016	35,000	LIBOR	1.754%
July 2011	July 2016	25,000	LIBOR	1.7625%
July 2011	July 2017	30,000	LIBOR	2.093%
July 2011	July 2017	30,000	LIBOR	2.093%
September 2011	July 2018	30,000	LIBOR	1.660%

		$200,000

On January 18, 2012, the Company fixed LIBOR at 1.394% on an additional $25.0 million of its variable rate debt through an interest rate swap agreement that matures on July 18, 2018.

Off-Balance Sheet Arrangements

On January 1, 2010 and March 17, 2009, the Company deconsolidated the joint ventures that own RiversPark I and II, respectively, and removed all their related assets and liabilities from its consolidated balance sheets as of the date of deconsolidation. The Company remains liable for $7.0 million of mortgage debt, which represents its proportionate share. During the fourth quarter 2010, the Company entered into separate unconsolidated joint ventures with a third party to acquire 1750 H Street, NW and Aviation Business Park. During the fourth quarter of 2011, the Company entered into separate unconsolidated joint ventures to acquire Metro Place III & IV and 1200 17th Street, NW. See footnote 6, Investment in Affiliates, in the notes to the Company’s consolidated financial statements for more information.

Disclosure of Contractual Obligations

The following table summarizes known material contractual obligations associated with investing and financing activities as of December 31, 2011 (amounts in thousands):

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3 -5 Years	More than 5 Years
Mortgage loans(1)	$430,877	$128,481	$139,297	$122,494	$40,605
Senior notes	75,000	—	37,500	37,500	—
Secured term loan	30,000	10,000	20,000	—	—
Unsecured term loan	225,000	—	—	60,000	165,000
Credit facility(2)	183,000	—	—	183,000	—
Interest expense(3)	127,644	37,799	52,807	24,868	12,170
Operating leases	16,249	1,336	3,236	3,628	8,049
Development	50	50	—	—	—
Redevelopment	1,840	1,840	—	—	—
Capital expenditures	1,528	1,528	—	—	—
Tenant improvements	10,209	10,209	—	—	—
Acquisition-related contractual obligations(4)	10,541	—	10,541	—	—

Total	$1,111,938	$191,243	$263,381	$431,490	$225,824

(1)	Excludes the unamortized fair value adjustments recorded at acquisition upon the assumption of mortgage loans.
(2)

The unsecured revolving credit facility matures in January 2014 and provides for a one-year extension of the maturity date at the Company’s option, which the Company intends to exercise. The table above assumes the exercise by the Company of the one-year extension of the maturity date, which is conditional upon the payment of an extension fee, the absence of an existing default under the loan agreement and the continued accuracy of the representations and warranties contained in the loan agreement.

(3)

Interest expense for the Company’s fixed rate obligations represents the amount of interest that is contractually due under the terms of the respective loans. Interest expense for the Company’s variable rate obligations is calculated using the outstanding balance and applicable interest rate at December 31, 2011 over the life of the obligation.

(4)

Includes the Company’s $8.4 million deferred purchase price obligation for 1005 First Street, NE, which is carried at its fair value, and contingent consideration for 840 First Street, NE and Ashburn Corporate Center.

On August 4, 2011, the Company formed a joint venture with an affiliate of Perseus Realty, LLC to acquire 1005 First Street, NE in Washington, D.C. for $46.8 million, of which, $38.4 million was paid at closing and the remaining $8.4 million will be paid in August 2013. The Company recorded the $8.4 million deferred purchase price obligation at its fair value at the time of acquisition within “Accounts payable and other liabilities” in its consolidated balance sheets. The Company determined the fair value of the deferred purchase price by calculating the present value of the obligation that is due in 2013 using a discount rate for comparable transactions.

On March 25, 2011, the Company acquired 840 First Street, NE, in Washington, D.C. for an aggregate purchase price of $90.0 million, with up to $10.0 million of additional consideration payable in Operating Partnership units upon the terms of a lease renewal by the building’s sole tenant or the re-tenanting of the property through November 2013. Based on an assessment of the probability of renewal and anticipated lease rates, the Company recorded a contingent consideration obligation of $9.4 million at acquisition. In July 2011, the building’s sole tenant renewed its lease through August 2023 on the entire building with the exception of two floors. As a result, the Company issued 544,673 Operating Partnership units to satisfy $7.1 million of its contingent consideration obligation. The Company recognized a $1.5 million gain associated with the issuance of the additional units, which represented the difference between the contractual value of the units and the fair value of the units at the date of issuance. At December 31, 2011, the remaining contingent consideration obligation was $0.7 million, which may result in the issuance of additional units depending upon the leasing of any of the vacant space.

In connection with the Company’s 2009 acquisition of Corporate Campus at Ashburn Center, the Company entered into a contingent consideration fee agreement with the seller under which the Company will be obligated to pay additional consideration upon the property achieving stabilization per specified terms of the agreement. During the first quarter of 2010, the Company leased the remaining vacant space at the property and recorded a contingent consideration charge of $0.7 million, which reflected an increase in the anticipated fee to the seller. In the fourth quarter of 2011, the Company recorded a $50 thousand increase in its contingent consideration liability related to Corporate Campus at Ashburn Center that reflected a reduction of the period to reach stabilization. As of December 31, 2011, the Company’s total contingent consideration obligation to the former owner of Corporate Campus at Ashburn Center was approximately $1.4 million.

On December 29, 2010, the Company entered into an unconsolidated joint venture with AEW Capital Management, L.P. and acquired Aviation Business Park, a three-building, single-story, office park totaling 121,000 square feet in Glen Burnie, Maryland. During the third quarter of 2010, the Company used available cash to acquire a $10.6 million first mortgage loan collateralized by the property for $8.0 million. The property was acquired by the joint venture through a deed-in-lieu of foreclosure in return for additional consideration to the owner if certain future leasing hurdles are met. As of December 31, 2011, the Company’s total contingent consideration obligation to the former owner of Aviation Business Park was approximately $0.1 million, which is not reflected on the Company’s consolidated financial statements.

As of December 31, 2011, the Company had development and redevelopment contractual obligations, which include amounts accrued at December 31, 2011, of $1.9 million outstanding, primarily related to redevelopment activities at Three Flint Hill, located in the Company’s Northern Virginia reporting segment, which underwent a complete redevelopment that was substantially completed during the third quarter of 2011. As of December 31, 2011, the Company had capital improvement obligations of $1.5 million outstanding. Capital improvement obligations represent commitments for roof, asphalt, HVAC and common area replacements contractually obligated as of December 31, 2011. Also, as of December 31, 2011, the Company had $10.2 million of tenant improvement obligations, primarily related to a tenant at Redland Corporate Center II & III, which is located in the Company’s Maryland reporting segment. The Company had no other material contractual obligations as of December 31, 2011.

The Company has various obligations to certain local municipalities associated with its development projects that will require completion of specified site improvements, such as sewer and road maintenance, grading and other general landscaping work. As of December 31, 2011, the Company remained liable to the local municipalities for $2.2 million in the event that it does not complete the specified work. The Company intends to complete the improvements in satisfaction of these obligations.

Funds From Operations

Funds from operations (“FFO”) is a non-GAAP measure used by many investors and analysts that follow the real estate industry. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. Management also considers FFO an appropriate supplemental performance measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies and this may not be comparable to those presentations. Historically, the Company did not exclude impairments in its computation of FFO. However, on October 31, 2011, NAREIT clarified that the exclusion of impairment write-downs of depreciable assets in reported FFO was always intended and appropriate. As a result, the Company will exclude impairments from FFO in future periods and has restated historical FFO to exclude such charges consistent with NAREIT’s guidance. In addition, the Company’s methodology for computing FFO adds back noncontrolling interests in the income from its Operating Partnership in determining FFO. The Company believes this is appropriate as Operating Partnership units are presented on an as-converted, one-for-one basis for shares of stock in determining FFO per diluted share.

FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company’s presentation of FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

The following table presents a reconciliation of net (loss) income attributable to common shareholders to FFO available to common shareholders and unitholders (amounts in thousands):

	Year Ended December 31,
	2011	2010	2009
Net (loss) income attributable to common shareholders	$(16,531)	$(11,443)	$3,932
Add: Depreciation and amortization:
Real estate assets	59,997	41,217	38,556
Discontinued operations	1,147	1,993	2,316
Unconsolidated joint ventures	2,391	793	270
Consolidated joint ventures	(108)	(13)	(801)
Impairment of real estate assets(1)	8,726	6,398	2,541
Gain on sale of real estate properties	(1,954)	(557)	—
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(703)	(230)	124

FFO available to common shareholders and unitholders	52,965	38,158	46,938
Dividends on preferred shares	8,467	—	—

FFO	$61,432	$38,158	$46,938

Weighted average common shares and Operating Partnership units outstanding – diluted	51,663	37,950	28,804

(1)

Prior to 2011, the Company included impairments of real estate in its calculation of FFO, which resulted in FFO of $31.8 million and $44.4 million for the years ended December 31, 2010 and 2009, respectively.

Forward Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete current and future acquisitions; the Company’s ability to obtain additional financing; the Company’s ability to maintain compliance with financial and operating covenants included in its debt agreements; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; and other risks detailed under “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K and in the other documents the Company files with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.